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                                                                     EXHIBIT 1.1

December 5, 2001

PERSONAL AND CONFIDENTIAL

Board of Directors
Minden Building & Loan Association
415 Main Street
Minden, LA  71055

RE: MHC Stock Marketing Services

Ladies and Gentlemen:

This letter sets forth the terms of the proposed engagement between Trident Securities, a Division of McDonald Investments, Inc. ("Trident") and Minden Building & Loan Association (the "Bank") concerning our investment banking services in connection with the mutual holding company ("MHC") reorganization of the Bank, the conversion of the Bank from the mutual to the capital stock form of organization, the formation of a mid-tier stock holding company ("Company") to own all of the stock of the Bank, and the sale of a minority ownership of the Company's stock to the public in a subscription and community offering. The Company will be majority owned by the MHC.

Trident is prepared to assist the Company in connection with the offering of its shares of common stock during the subscription offering and community offering. The services to be provided by Trident are set forth in Appendix A attached hereto. The specific terms of our engagement shall be set forth in a definitive sales agency agreement (the "Agreement") among Trident, the Bank, and the Company to be executed on the date the prospectus is declared effective by the appropriate regulatory authorities. The price of the shares during the subscription offering and community offering will be the price established by the Bank's Board of Directors, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to Trident and the Bank.

In connection with the subscription offering and community offering, Trident will act as financial advisor and marketing agent and exercise its best efforts to assist the Company in the sale of its common stock during the subscription offering and community offering. Trident will provide the services described in Appendix A attached hereto. Additionally, Trident may enter into agreements with other National Association of Securities Dealers, Inc. ("NASD") member firms to act as selected dealers, assisting in the sale of the common stock in a syndicated community offering. Trident and the Bank will determine the selected dealers to assist the Bank during the syndicated community offering. At the appropriate time, Trident in conjunction with its counsel will conduct an examination of the relevant documents and records of the Bank, as Trident deems necessary and appropriate. The Bank will make all documents, records, and other information necessary for Trident or its counsel to conduct due diligence and otherwise perform the services required by this engagement available to them upon request.

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Board of Directors
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December 5, 2001

For its services hereunder, Trident will receive the following compensation and reimbursement from the Bank:

     1. A non-refundable management fee in the amount of $20,000 payable at the time of execution of this letter.

     2. A success fee of $85,000 for shares sold in the subscription and direct community offerings. For stock sold by NASD member firms, including Trident and McDonald Investments Inc., under a selected dealer agreement in a syndicated community offering, the commission paid to those firms shall not exceed 6%. It is understood that Trident will use its best efforts to sell all the shares offered pursuant to the subscription and direct community offerings, and that a syndicate will be formed only with the Bank's consent. It is further understood that the 6% commission payable to NASD member firms, including Trident, shall only be paid with respect to shares sold in the syndicated community offering. All such fees shall be paid in next-day funds on the closing date.

     3. Trident shall be reimbursed for its reasonable out-of-pocket expenses (including the fees and expenses of its legal counsel) whether or not the Agreement is consummated. Trident will submit invoices for expense reimbursement periodically throughout the MHC reorganization.

It further is understood that the Bank will pay all other expenses of the MHC reorganization including but not limited to its attorneys' fees, NASD filing fees, filing and registration fees, fees of either Trident's attorneys or other attorneys relating to any required state securities laws filings, telephone charges, air freight, rental equipment, supplies, transfer agent charges, fees relating to auditing and accounting, and costs of printing and mailing all documents necessary in connection with the foregoing.

In order to facilitate Trident's filing with the NASD, the Bank agrees to deliver or cause to be delivered to Trident, or Trident's counsel, seven copies of the registration statement, and any amendments thereto filed with the Securities and Exchange Commission ("SEC") on or about the same date as they are filed with the SEC.

For purposes of Trident's obligation to file certain documents and to make certain representations to the NASD in connection with the MHC reorganization, the Bank warrants that: (a) the Bank has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between the Bank and any NASD member or any person related to or associated with any such member; (c) none of the officers or directors of the Bank has any affiliation with the NASD; (d) in connection with the MHC reorganization, except as contemplated by this engagement letter with Trident, the Bank has no financial or management consulting contracts outstanding with any NASD member or any person related to or associated with any such member; (e) the Bank has not granted Trident a right of first refusal with respect to the underwriting of any future offering of the Bank stock; and (f) there has been no intermediary between Trident and the Bank in connection with the public offering of the Bank's shares, and no person is being compensated in any manner for providing such service.

The Bank agrees to indemnify and hold harmless Trident and each person, if any, who controls the firm against all losses, claims, damages or liabilities, joint or several and all legal or other expenses reasonably incurred by them in connection with the investigation or defense thereof (collectively, "Losses"), to which

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Board of Directors
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December 5, 2001

they may become subject under securities laws or under the common law, that arise out of or are based upon the MHC reorganization or the engagement hereunder of Trident except to the extent such Losses are the result of the gross negligence or willful misconduct of Trident. If the foregoing indemnification is unavailable for any reason, the Bank agrees to contribute to such Losses in the proportion that its financial interest in the conversion bears to that of the indemnified parties. If the agreement is entered into with respect to the common stock to be issued in the MHC reorganization, the Agreement will provide for indemnification, which will be in addition to any rights that Trident or any other indemnified party may have at common law or otherwise. The indemnification provision of this paragraph will be superseded by the indemnification provisions of the Agreement entered into by the Bank and Trident.

This letter is merely a statement of intent and is not a binding legal agreement except as to paragraph (1) the payment of the management fee, paragraph (3) above with regard to the obligation to reimburse Trident for out-of-pocket expenses incurred prior to the execution of the Agreement and the indemnity described in the preceding paragraph. While Trident and the Bank agree in principle to the contents hereof and propose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligations between Trident and the Bank shall be only as set forth in a duly executed Agreement. Such Agreement shall be in form and content satisfactory to Trident and the Bank, as well as their counsel, and Trident's obligations thereunder shall be subject to, among other things, there being in Trident's opinion no material adverse change in the condition or obligations of the Bank or no market conditions which might render the sale of the shares by the Bank hereby contemplated inadvisable.

Please acknowledge your agreement to the foregoing by signing below and returning to Trident one copy of this letter, along with the advance payment of $20,000. This proposal is open for your acceptance for a period of thirty (30) days from the date hereof.

                                         Yours very truly,

                                         TRIDENT SECURITIES
                                         A Division of McDonald Investments Inc.

                                         By: /s/ R. Lee Burrows, Jr.
                                             -----------------------
                                             R. Lee Burrows, Jr.
                                             Managing Director

Agreed and accepted to this ___ day
of ________, 2001

Minden Building & Loan Association

By:
    ---------------
    A. David Evans
    President

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                                   APPENDIX A

                           TRIDENT CONVERSION SERVICES

                   FINANCIAL ADVISORY AND CONVERSION SERVICES
                     FOR THRIFT MUTUAL TO STOCK CONVERSIONS
                             AND MHC REORGANIZATIONS

Trident, which is an experienced conversion/MHC reorganization specialist, offers a complete array of services for the converting or reorganizing institution. Trident works with the institution to ensure that the institution's conversion objectives are met. These objectives include conducting a professional and informative stock marketing effort to the customers and local community, using the offering to reinforce the institution's presence in the market area, providing the board of directors and employees training and support to ensure their comfort and competence during the transaction, protecting the interest of loyal customers by dealing decisively with suspicious or illegal activity, ensuring operationally an offering as trouble free as possible, and providing transitional support as the institution embarks upon life as a public company.

The types of services Trident will provide include: financial advisory, training and educational, administrative support, and market-related services. The following list expands upon these types of services and arranges them into three primary periods - preliminary planning and advice, offering and conversion/MHC reorganization services, and post conversion/MHC reorganization advice.

PRELIMINARY PLANNING AND ADVICE

- Advice to the institution as to the offering structure that best achieves the institutions objectives

-  Advice regarding means to promote sales of stock locally

- Advice in structuring the Plan of Conversion/Plan of Reorganization and Plan of Stock Issuance

   -  Individual and group purchase limitations
   - Structure of subscription, community and, if necessary, broker assisted offerings
   -  Establishing record dates
   -  Depositor analysis
   -  Charitable foundation (if applicable)

-  Financial analysis and advice regarding establishment of a dividend policy

-  Conduct due diligence of institution

-  Advise institution and legal counsel regarding the drafting of the prospectus

-  Assist in assembling the transaction team

- Prepare marketing materials for the initial mailing of offering materials and subsequent contact with potential investors

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STOCK OFFERING AND CONVERSION/REORGANIZATION SERVICES

-  Comprehensive Training and Support

   -  Board of Directors and Management
      -  Understanding the investment
      -  How to answer questions from potential investors
      -  Explanation of regulatory procedures
      -  Allowed vs. prohibited topics of conversation
      -  Review of offering materials
      -  Explanation of investment options such as self-directed IRA, etc.
      -  Daily updates on offering and proxy vote status
      - Identifying and cultivating "prospects" as potential local investors most likely to be friendly stockholders
      -  Weekly update on prospect purchases

   -  Employees (Two to Three In-depth Training Sessions)
      -  Explanation of the stock offering and details of the transaction
      -  Allowed vs. prohibited topics of conversation
      -  Discussion of informational packet prior to mailing
      - Proper method of completing and collecting stock order forms, proxy cards and IRA applications
      -  Answering questions from potential investors/customers
      -  What to expect - time line of offering events
      -  Periodic update memoranda

-  Educating Customers and Prospects

   -  Utilize industry leading marketing programs

   -  Prepare marketing materials, including marketing letters

   -  Informational packets to customers and prospects

   -  Individual meetings with potential investors
      -  Both at the stock center and in the local community
      -  Small group meetings

   -  Community Meeting(s)
      -  Identified prospects and customers
      -  Prepare invitations
      -  Prepare professional PowerPoint presentation(s)
      - Prepare management script for presentation and question and answer session
      -  Assist management in conducting meeting(s) and presentation(s)

-  Establish and Manage Stock Information Center

   -  Located at the institution

   - Trident licensed professional on site throughout the subscription and community offering

   -  Established order form processing technique

   -  Cash and check acceptance and account withdrawal procedures

- Customized software to tabulate and balance orders daily, generate confirmation and prospect letters and produce reports

-  Proxy solicitation and tabulation

APPENDIX A                             2
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   -  Evaluate resources necessary to achieve a majority favorable vote
   -  Develop and implement solicitation strategy in conjunction with management
   -  Develop procedures to collect signed proxy cards
   -  Coordinate proxy gram mailings
   - Develop and implement telephone solicitations strategy in conjunction with management, if necessary
   - Develop marketing materials, such as counter cards, posters, and employee stickers to assist in achieving a favorable vote

- Involvement and understanding of selected bank personnel as to the conversion/reorganization process creating a long term benefit for the institution

POST CONVERSION/REORGANIZATION FINANCIAL ADVICE AND SERVICES

-  Advise of capital management opportunities

   -  Branch and whole bank or thrift acquisitions
   -  Growth strategies
   -  Stock repurchase plans
   -  Dividends
      -  Regular
      -  Special
   -  Funding of stock benefit plans

-  Advice regarding investment of net proceeds (asset/liability management)

-  Director and management debriefing shortly after reorganization

-  Periodic analysis of Company's performance and industry updates

-  Capital valuation analysis model

-  Advise on shareholder relations

-  Make a market in the Company's stock

NOTE:  SOME SERVICES MAY NOT BE APPROPRIATE FOR EVERY TRANSACTION.

APPENDIX A                              3